Exhibit 99.1

808 Travis Street, Suite 1320

Houston, Texas 77002

(713) 780-9494

fax (713) 780-9254

Contact:	Traded: NYSE (GDP)
Robert C. Turnham, Jr., President	IMMEDIATE RELEASE
David R. Looney, Chief Financial Officer

Goodrich Petroleum Corporation Announces Increased Credit Facilities and

Updates Hedge Position

Houston, Texas – August 31, 2006. Goodrich Petroleum Corporation (GDP) is pleased to announce that its bank group has approved a $45MM increase in the Borrowing Base which governs its revolving credit agreement, as well as an increase of $20MM in the Second Lien Term Loan provided by a group of banks and institutional investors. The new borrowing base of $150MM will be available effective immediately, and the additional Term Loan proceeds are available to be drawn over the next 30 days. The Company intends to use the increase in the Term Loan and the Borrowing Base to continue to fund its core Cotton Valley drilling program.

Additionally, the Company announced that it has restructured one of its gas hedges for Calendar year 2007, cancelling a collar on 10,000 mmbtu per day which had a $7.00 floor and a $16.90 ceiling and replacing it with a similar collar with a $9.00 floor and a $10.65 ceiling for all of 2007. In completing this transaction, the counterparty agreed to pay a small cash premium (approximately $58,000) up front to the company. The company did not make any other adjustments to its hedge position.

Walter G. “Gil” Goodrich, the Company’s CEO, commented on the announcements, “With the increase in the Borrowing Base and Term Loan, we are confident we have the necessary liquidity to continue to execute our strategy of aggressively developing our core Cotton Valley trend acreage position for the remainder of this year and into 2007. We are pleased with our bank group’s support of our strategy and the 43% increase in the Borrowing Base in particular is a testament to the drilling results achieved during the first half. In addition, by raising the floor price on a portion of our 2007 hedges to $9.00 per mmbtu, we have further enhanced our downside protection for natural gas prices. These restructured hedges, when combined with our other existing hedges, allowed us to increase the blended average floor or minimum price we will receive on an average 31,200 mmbtu per day in 2007 to $7.70 per mmbtu.”

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as “forward looking statements” within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as financial market conditions, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

Goodrich Petroleum Corporation is an independent exploration and production company whose Common Stock is listed on the New York Stock Exchange under the symbol GDP.